Exhibit 99.2

Earnings News

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RECORD RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2013
__________

Record 2013 revenues, operating profit, EBITDA and net profit

Ann Arbor, Michigan, March 31, 2014 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and full year ended December 31, 2013.

Full Year Results

Revenues for 2013 were $88.6 million, compared to $80.1 million for 2012, an increase of 11%.

Gross profit for 2013 was $24.1 million, or 27% of revenues, compared to $17.9 million, or 22% of revenues for 2012, a five point increase in the gross margin percentage. The reason for the increase was due to the product mix as well as a one-time event which lowered the cost of goods sold in one particular project.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for 2013 was $6.5 million, compared to $2.6 million for the corresponding period last year, an improvement of 147%. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating income for 2013 of $3.5 million, compared to an operating loss of $(861,000) in 2012.

The Company’s net income from continuing operations for 2013 was $2.3 million, or $0.13 per diluted share, compared to a net loss from continuing operations of $(2.0) million, or $(0.14) per share for 2012.

Fourth Quarter Results

Revenues for the fourth quarter reached $20.9 million, compared to $22.1 million for the corresponding period in 2012, a decrease of 5%.

Gross profit for the fourth quarter was $6.1 million, or 29% of revenues, compared to $5.3 million, or 24% of revenues, for the corresponding period in 2012, a five point increase in the gross margin percentage.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter was $380,000 compared to $872,000 for the corresponding period of 2012, an decline of 56%. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

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The Company reported an operating loss for the fourth quarter of $(271,000), compared to an operating income of $17,000 for the corresponding period in 2012. Operating expenses in the quarter grew to $6.4 million versus $5.3 million in the corresponding quarter in 2012, the major portion of the increase due to a jump in research and development expenses.

The Company’s net loss for the fourth quarter of 2013 was $(556,000), or $(0.03) per share, compared to a net loss of $(72,000), or $(0.00) per share, for the corresponding period in 2012.

Backlog

Backlog of orders from continuing operations totaled approximately $58.0 million as of December 31, 2013, compared to $87.7 million as of December 31, 2012.

Cash Position at Year End

As of December 31, 2013, the Company had $5.8 million in cash and $498,000 in restricted collateral deposits, as compared to December 31, 2012, when the Company had $1.6 million in cash and $186,000 in restricted collateral deposits.

The Company ended 2013 with no short-term bank debt and $1.8 million in long-term debt outstanding for continuing operations, as compared to 2012 when the Company had $9.8 million in short-term bank debt and $1.9 million in total long-term debt outstanding.

The Company also had $10.2 million in available, unused bank lines of credit with its main bank as of December 31, 2013, under a $15.0 million credit facility under its FAAC subsidiary, which was secured by the Company’s assets and the assets of the Company’s other subsidiaries and guaranteed by the Company.

The Company had trade receivables of $12.4 million as of December 31, 2013, compared to $9.6 million as of December 31, 2012. The Company had a current ratio (current assets/current liabilities) of 2.12, up from the December 31, 2012 current ratio of 1.37.

Management Comment

“2013 was a truly outstanding year for us and we are enormously proud of our achievements, including record revenue as well as substantial EBITDA and profit,” commented Arotech’s Chairman and CEO Robert S. Ehrlich. “Our performance in 2013 was built upon our prior investments as well as the improvements we made to our business over previous years.”

Continued Mr. Ehrlich, “We have increased our R&D expenditure based on the significant opportunities ahead. We recently announced the successful lab test of our Iron Flow battery, which has the potential to bring us into a huge developing market, and we have now started the second stage of our R&D efforts, building a larger scale product. Our lab test has proven a concept that we believe will be at least as efficient as competing technologies, but with a higher safety profile and at a lower cost to operate and maintain. We continue to invest in the development of large format Lithium-Ion batteries and chargers, seeing traction for our solution for unmanned subs, UAVs, rockets and military vehicles, including tank starters.”

Concluded Mr. Ehrlich, “We very much look forward to 2014, and we expect to unleash more of Arotech’s significant potential during the coming year.”

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Conference Call

The Company will host a conference call tomorrow, Tuesday, April 1, 2014 at 11:00 a.m. ET. Those wishing to access the conference call should dial:

1-888-668-9141 (U.S.) or +1- 347-293-1926 (international).

For those unable to participate, the teleconference will be available for replay on Arotech’s website at http://www.arotech.com/ beginning 24 hours after the call.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Michigan, South Carolina and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Investor Relations Contacts: Ehud Helft & Kenny Green GK Investor Relations Tel: 1 646 201 9246 arotech@gkir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2012); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Year ended December 31,		Three months ended December 31,
	2013	2012	2013	2012
Revenues	$88,571,428	$80,050,434	$20,933,911	$22,134,533

Cost of revenues, exclusive of amortization of intangibles	64,480,140	62,141,038	14,798,966	16,833,384
Research and development expenses	2,955,883	2,043,718	1,019,925	386,662
Selling and marketing expenses	5,617,705	5,487,910	1,768,222	1,619,379
General and administrative expenses	10,886,959	10,052,765	3,347,379	2,986,685
Amortization of intangible assets and capitalized software	1,091,126	1,185,539	270,029	291,796
Total operating costs and expenses	85,031,813	80,910,970	21,204,521	22,117,906

Operating income (loss)	3,539,615	(860,536)	(270,610)	16,627

Other (income) expense	(286,347)	(8,284)	(25,125)	1,610
Financial (income) expenses, net	499,272	547,986	23,824	(17,315)
Total other (income) expense	212,925	539,702	(1,301)	(15,705)
Income (loss) from continuing operations before income tax expense	3,326,690	(1,400,238)	(269,309)	32,332

Income tax expense	1,052,720	628,156	286,758	104,065
Income (loss) from continuing operations	2,273,970	(2,028,394)	(556,067)	(71,733)
Income (loss) from discontinued operations, net of income tax	(121,619)	(988,283)	(34,341)	518,070
Net income (loss)	2,152,351	(3,016,677)	(590,408)	446,337

Other comprehensive income, net of income tax
Foreign currency translation adjustment	627,768	(135,363)	155,001	54,051
Comprehensive income (loss)	$2,780,119	$(3,152,040)	$(435,407)	$500,388

Basic net income (loss) per share – continuing operations	$0.14	$(0.14)	$(0.04)	$0.00
Basic net income (loss) per share – discontinued operations	$(0.01)	$(0.07)	$0.00	$0.03
Basic net income (loss) per share	$0.13	$(0.21)	$(0.04)	$0.03

Diluted net income (loss) per share – continuing operations	$0.13	$(0.14)	$(0.03)	$0.00
Diluted net income (loss) per share – discontinued operations	$(0.01)	$(0.07)	$0.00	$0.03
Diluted net income (loss) per share	$0.12	$(0.21)	$(0.03)	$0.03

Weighted average number of shares used in computing basic net income (loss) per share	16,507,848	14,713,583	15,883,189	15,336,947
Weighted average number of shares used in computing diluted basic and diluted net income (loss) per share	17,110,588	14,713,583	16,485,929	15,336,947

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance and its prospects for the future. Specifically, the Company believes that EBITDA results are an important indicator of the operational strength of the Company’s business and provide an indication of the Company’s ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. Adjusted EBITDA further eliminates the impact of non-cash stock compensation, transaction related costs and other charges affecting comparability. Reconciliation of EBITDA to the nearest GAAP measure follows:

	Year ended December 31,		Three months ended December 31,
	2013	2012	2013	2012
Net profit (loss) from continuing operations (GAAP measure)	$2,273,970	$(2,028,394)	$(556,067)	$(71,733)
Add back:
Financial (income) expense – including interest	499,272	547,986	23,824	(17,315)
Income tax expenses	1,052,720	628,156	286,758	104,065
Depreciation and amortization expense	2,287,551	2,272,717	599,447	546,144
Other adjustments*	419,283	1,223,788	26,369	310,810
Total adjusted EBITDA	$6,532,796	$2,644,253	$380,331	$871,971
*     Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

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